SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 13, 2005

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events.

On January 13, 2005, deCODE issued the following press release:

“ deCODE Submits IND for Novel Anti-atherosclerosis Compound DG041

Reykjavik, ICELAND, January 13, 2005 – deCODE genetics (Nasdaq:DCGN) has submitted an investigational new drug application (IND) to the U.S. Food and Drug Administration (FDA) for DG041, a novel, first-in-class, orally-administered small molecule for the treatment of peripheral arterial occlusive disease (PAOD). In preclinical studies, DG041 has been shown to be a selective and potent antagonist of the EP3 receptor for prostaglandin E2 (PGE2), inhibiting, in a dose-dependent manner, human platelet aggregation induced in vitro by PGE2. deCODE identified EP3 as a target in PAOD through its population genetics research, which linked variations in the gene encoding EP3 to a significantly increased risk of the disease. Pending clearance by the FDA, deCODE intends to initiate a Phase I clinical trial of DG041 this spring.

“To our knowledge, DG041 is the first compound ever developed specifically to target the product of a gene isolated in a common disease. It is also the first clinical candidate to be developed entirely through deCODE’s own capabilities in genetics and drug discovery. DG041 represents a promising and specific new therapeutic approach to PAOD, a crippling disease with major unmet therapeutic need. The genetics pointed us to the fundamental role of EP3 in the development and progression of the atherosclerotic lesions that cause PAOD, and our chemistry unit, deCODE chemistry, developed an active and selective EP3 antagonist with a good toxicity profile. We are excited about the potential of DG041, and our progress in this program exemplifies the speed and effectiveness with which we are advancing our drug development pipeline,” said Kari Stefansson, CEO of deCODE. “EP3 receptors may also be important modulators of pain transmission. We plan also to evaluate the potential of compounds targeting EP3 as alternatives to COX-2 inhibitors and non-steroidal anti-inflammatory drugs (NSAIDs) for the treatment of chronic pain.”

About PAOD

Peripheral arterial occlusive disease, or PAOD, is a vascular disorder that affects over 10% of the adult population in the industrialized world and one in five people over the age of 70. The initial symptoms of PAOD include intermittent pain in the legs while walking or exercising, due to the narrowing by atherosclerotic plaques of one or more major arteries in the legs. The constriction of blood flow leads to insufficient oxygenation of muscle tissue. As the disease worsens it can lead to tissue damage, ulceration and gangrene, and in extreme cases may require the amputation of the affected limb. The disease is under-diagnosed, and the current mainstay of treatment is surgery to bypass the occluded vessels. At present, no drug treatment is available that targets the underlying causes of PAOD or prevents its progression.

About DG041

Through its population genetics research in Iceland, deCODE identified common versions of the gene encoding EP3 (the PTGER3 gene) that confer significantly increased risk of PAOD. These variants are believed to increase susceptibility to the disease through heightened expression of EP3. Functional analysis underscores the important role of EP3 in modulating the biology of the platelet and the vessel wall. Binding of PGE2 to EP3 is known to increase platelet aggregation, and EP3 is expressed in smooth muscle cells found in atherosclerotic plaque. DG-041 is a novel, selective and potent antagonist of the EP3 receptor. In preclinical in vitro studies it has been shown to inhibit human platelet aggregation induced by PGE2, and to do so in a dose-dependent manner. Furthermore, ex-vivo inhibition of rat platelet aggregation can be demonstrated after oral dosing with DG041. In mice, DG041 has been shown to protect against intravascular coagulation in a model based on prostanoid-induced platelet activation. DG041 has been shown to have minimal effect on bleeding time in animal studies, nor does it inhibit the effect of other platelet agonists such as adenosine diphosphate (ADP), collagen, thrombin or epinephrine.

About deCODE genetics

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery - our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: January 13, 2005